Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Privacore PCAAM Alternative Growth Fund of our report dated May 30, 2025, relating to the financial statements and financial highlights which appears in Privacore PCAAM Alternative Growth Fund’s Certified Shareholder Report on Form N-CSR for the period June 28, 2024 (commencement of operations) through March 31, 2025. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm; Legal Counsel” and “Financial Statements” in such Registration Statement.

Denver, Colorado

May 1, 2026